Exhibit 23

INDEPENDENT AUDITORS' CONSENT

To the Board of Directors and Stockholders of
Park Place Entertainment Corporation:

        We consent to the incorporation by reference in Registration Statements No. 333-70853 on Form S-3 and Nos. 333-69507, 333-69513, 333-69515, 333-70303 and 333-66336 on Form S-8 of Park Place Entertainment Corporation of our report dated February 6, 2003, except for paragraph 4 of Note 14 and paragraph 9 of Note 15, as to which the date is February 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets"), appearing in the Annual Report on Form 10-K of Park Place Entertainment Corporation for the year ended December 31, 2002.

Las Vegas, Nevada
March 25, 2003